As Filed with the Commission on April 29, 2004

1940 Act File No. 811-06698

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 14	☒

SCUDDER EQUITY 500 INDEX PORTFOLIO

(Exact Name of Registrant as Specified in Charter)

One South Street, Baltimore, Maryland 21202

(Address of Principal Executive Offices)

(410) 895-5000

(Registrant’s Telephone Number)

Copies to:

Daniel O. Hirsch, Esq. One South Street Baltimore, MD 21202 (Name and Address of Agent for Service)	Burton M. Leibert, Esq. Willkie Farr & Gallagher LLP 787 Seventh Ave. New York, NY 10019

Explanatory Note

This Amendment to the Registrant’s Registration Statement on Form N-1A (the “Registration Statement”) has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, beneficial interests in the series of the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant’s series may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. The Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in any series of the Registrant.

Potential investors to whom an offer of beneficial interests is made (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction, or transactions, offered by or discussed in, this Registration Statement and all materials of any kind (including tax opinions or other tax analyses) that are provided to such person by, or on behalf of, the Portfolio in connection with an investment in the Portfolio. For this purpose, “tax treatment” is the purported or claimed Federal income tax treatment of a transaction and “tax structure” is limited to any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of a transaction.

Scudder Equity 500 Index Portfolio

PART A

Responses to Items 1,2,3,5 and 9 have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

ITEM 4. INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES, AND RELATED RISKS.

The investment objective of Scudder Equity 500 Index Portfolio (the “Portfolio”) may be changed without shareholder approval. The investment objective of the Portfolio is to seek to replicate, as closely as possible, before expenses, the performance of the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Index”), which emphasizes stocks of large U.S. companies.

There can be no assurance that the Portfolio will achieve its investment objective. Additional information about the investment policies of the Portfolio appears in Part B of this Registration Statement. The Registrant incorporates by reference information concerning the Portfolio’s investment objective and policies and risk factors associated with investments in the Portfolio from the sections entitled “The Fund’s Main Investment Strategy” and “The Main Risks of Investing in the Fund” in the prospectuses of Investment Trust — Scudder S&P 500 Index Fund (Class AARP and Class S) and Scudder Institutional Funds — Scudder Equity 500 Index Fund (Premier and Investment Classes) (collectively, the “Feeder Funds,” the prospectuses of which are collectively referred to as the “Feeder Funds’ Prospectuses”).

ITEM 6. MANAGEMENT, ORGANIZATION AND CAPITAL STRUCTURE.

Capitalized terms used in this Part A have the same meaning as in the Feeder Funds’ prospectuses. Registrant incorporates by reference information concerning the management of the Portfolio from the sections entitled “How Much Investors Pay” and “Who Manages and Oversees the Funds” in the Feeder Funds’ Prospectuses.

The Portfolio is organized as a trust under the laws of the State of New York. The Portfolio’s Declaration of Trust provides that investors in the Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

Investments in the Portfolio have no preemptive or conversion rights and are fully paid and non-assessable, except as set forth below. The Portfolio is not required and has no current intention to hold annual meetings of investors, but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified number of investors) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

Registrant incorporates by reference additional information concerning the Portfolio’s capital stock from the sections entitled “Buying and Selling Fund Shares,” “How to Buy, Sell and Exchange Class AARP Shares,” “How to Buy, Sell and Exchange Class S Shares,” “Policies You Should Know About” and “Understanding Distributions and Taxes,” in the Feeder Funds’ Prospectuses.

ITEM 7. SHAREHOLDER INFORMATION.

The Registrant incorporates by reference information concerning computation of net asset value and valuation of the Portfolio’s assets from sections entitled “Buying and Selling Fund Shares,” “How to Buy, Sell and Exchange Class AARP Shares,” “How to Buy, Sell and Exchange Class S Shares” and “Policies You Should Know About” in the Feeder Funds’ Prospectuses.

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Trust may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

The Portfolio may, at its own option, accept securities in payment for interests. The securities delivered in payment for interests are valued by the method described under “Purchase and Redemption of Shares,” “Valuation of Securities” and “Net Asset Value” in Part B as of the day the Portfolio receives the securities. This is a taxable transaction to the investor. Securities may be accepted in payment for interests only if they are, in the judgment of Deutsche Asset Management. Inc., appropriate investments for the Portfolio. In addition, securities accepted in payment for interests must: (i) meet the investment objective and policies of the Portfolio; (ii) be acquired by the Portfolio for investment and not for resale; (iii) be liquid securities which are not restricted as to transfer either by law or liquidity of market; and (iv) if stock, have a value which is readily ascertainable as evidenced by a listing on a stock exchange, over the counter market or by readily available market quotations from a dealer in such securities. The Portfolio reserves the right to accept or reject at its own option any and all securities offered in payment for its interests.

An investment in the Portfolio may be made without a sales load. All investments are made at net asset value next determined if an order is received by the Portfolio by the designated cutoff time for each accredited investor. The net asset value of the Portfolio is determined on each day the New York Stock Exchange (“NYSE”) is open for business (“Portfolio Business Day”). The NYSE is scheduled to be closed on the following holidays: New Year’s Day, Dr. Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas, and on the preceding Friday or subsequent Monday when one of these holidays falls on a Saturday or Sunday, respectively, except that the Exchange is scheduled to be open on Friday, December 31, 2004 and Monday, January 3, 2005. The Portfolio’s portfolio securities are valued primarily on the basis of market quotations or, if quotations are not readily available, by a method which the Board of Trustees believes accurately reflects fair value.

There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in Federal funds (i.e., monies credited to the account of the Portfolio’s custodian bank by a Federal Reserve Bank).

An investor in the Portfolio may withdraw all or any portion of its investment at the net asset value next determined if a withdrawal request in proper form is furnished by the investor to the Portfolio by the designated cutoff time for each accredited investor. The proceeds of a withdrawal will be paid by the Portfolio in Federal funds normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days. The Portfolio reserves the right to pay redemptions in kind. Investments in the Portfolio may not be transferred.

The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on such Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

The Portfolio and Scudder Distributors, Inc. (“SDI”), reserve the right to cease accepting investments at any time or to reject any investment order.

The placement agent for the Portfolio is SDI. The principal business address of SDI is 222 South Riverside Plaza, Chicago, IL 60606. SDI receives no additional compensation for serving as the placement agent for the Portfolio.

Registrant incorporates by reference information concerning the dividends and distributions and tax consequences from the sections entitled “Understanding Distributions and Taxes” in each Feeder Fund’s Prospectus.

Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxed on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio’s ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), and regulations promulgated thereunder.

It is intended that the Portfolio’s assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in the Portfolio.

ITEM 8. DISTRIBUTION ARRANGEMENTS.

The Registrant incorporates by reference information concerning its Master-Feeder structure from the sub-sections entitled “Organizational Structure” in each Feeder Fund’s Prospectus.

Scudder Equity 500 Index Portfolio

PART B

ITEM 10. COVER PAGE AND TABLE OF CONTENTS.

The Prospectus of the Scudder Equity 500 Index Portfolio (the “Portfolio”) dated May 1, 2004, which may be amended from time to time, provides the basic information investors should know before investing. This SAI, which is not a Prospectus, is intended to provide additional information regarding the activities and operations of the Portfolio and should be read in conjunction with the Prospectus. You may request a copy of a prospectus or a paper copy of this SAI, if you have received it electronically, free of charge by calling the Portfolio at 1-800-621-1048.

TABLE OF CONTENTS

FUND HISTORY

DESCRIPTION OF THE FUND AND ITS INVESTMENT RISKS

MANAGEMENT OF THE FUND

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

INVESTMENT ADVISORY AND OTHER SERVICES

BROKERAGE ALLOCATION AND OTHER PRACTICES

CAPITAL STOCK AND OTHER SECURITIES

PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED

TAXATION OF THE FUND

UNDERWRITERS

CALCULATION OF PERFORMANCE DATA

FINANCIAL STATEMENTS

ITEM 11. FUND HISTORY.

The Scudder Equity 500 Index Portfolio (the “Portfolio”) was organized as a trust under the laws of the State of New York on December 11, 1991.

ITEM 12. DESCRIPTION OF THE FUND AND ITS INVESTMENT RISKS.

The Portfolio is a no-load, open-end management investment company. Registrant incorporates by reference information concerning the investment policies and limitations of the Portfolio from the sections entitled “Investment Objectives, Policies and Restrictions,” “Investment Restrictions” and “Investment Policies and Techniques” in the Statement of Additional Information of the Feeder Funds (the “Feeder Funds’ SAIs”). Capitalized terms used in this Part B have the same meaning as in the Feeder Funds’ SAIs.

ITEM 13. MANAGEMENT OF THE FUND.

Registrant incorporates by reference information concerning the management of the Portfolio from the sections entitled “Management of the Trusts and Portfolios” and “Management of the Fund and Portfolio” in the Feeder Funds’ SAIs.

ITEM 14.	CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

As of April 1, 2004, Scudder Equity 500 Index Fund, a series of Scudder Institutional Funds, and Scudder S&P 500 Index Fund, a series of Investment Trust, owned approximately 78.92% and 21.08%, respectively, of the value of the outstanding interests in the Portfolio. Because Scudder Equity 500 Index Fund owns more than 25% of the outstanding interests in the Portfolio, it could be deemed to control the Portfolio, which means it may take actions without the approval of other investors in the Portfolio.

ITEM 15. INVESTMENT ADVISORY AND OTHER SERVICES.

Registrant incorporates by reference information concerning the investment advisory and other services provided for or on behalf of the Portfolio from the sections entitled “Management of the Trusts and Portfolios” and “Management of the Fund and Portfolio” in each Feeder Fund’s SAI.

ITEM 16. BROKERAGE ALLOCATION AND OTHER PRACTICES.

Registrant incorporates by reference information concerning the brokerage allocation and other practices of the Portfolios from the section entitled “Portfolio Transactions and Brokerage Commissions” in each Feeder Fund’s SAI.

ITEM 17. CAPITAL STOCK AND OTHER SECURITIES.

Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio’s net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and non-assessable, except as set forth below. Investments in the Portfolio may not be transferred.

Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in the Portfolio may elect all of the Trustees if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required and has no current intention to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio’s Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio’s Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of its investment).

The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two thirds of its investors (with the vote of each being in proportion to its percentage of the beneficial interests in the Portfolio), except that if the Trustees recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to its percentage of the beneficial interests of the Portfolio) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets if approved by the vote of two thirds of its investors (with the vote of each being in proportion to the amount of its investment) or (ii) by the Trustees by written notice to its investors.

Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents, covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

ITEM 18. PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED.

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. See Item 7 “Shareholder Information” in Part A of this Registration Statement.

Registrant incorporates by reference information concerning the method followed by the Portfolio in determining its net asset value and the timing of such determinations from the sections entitled “Valuation of Securities” and “Net Asset Value” in each Feeder Fund’s SAI.

ITEM 19 TAXATION OF THE FUND.

Registrant incorporates by reference information concerning the taxation of the Portfolio from the section entitled “Taxation” in each Feeder Fund’s SAI.

It is intended that the Portfolio’s assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in the Portfolio.

There are certain tax issues that will be relevant to only certain of the investors in the Portfolio. All investors are advised to consult their own tax advisors as to the tax consequences of an investment in the Portfolio.

ITEM 20. UNDERWRITERS.

The placement agent for the Portfolio is SDI, which receives no additional compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

ITEM 21. CALCULATION OF PERFORMANCE DATA.

Not applicable.

ITEM 22. FINANCIAL STATEMENTS.

The financial statements for the Portfolio are incorporated herein by reference from (1) the Scudder Institutional Funds — Scudder Equity 500 Index Fund (Premier and Investment Class) Annual Report dated December 31, 2003 (File Nos. 33-34079 and 811-06071) and (2) Investment Trust — Scudder S&P 500 Index Fund (Class AARP and Class S) Annual Report dated December 31, 2003 (File Nos. 2-13628 and 811-00043). A copy of each Annual Report may be obtained without charge by contacting the Trust.

Scudder Equity 500 Index Portfolio

PART C — OTHER INFORMATION

Responses to Items 23(e) and (i)-(k) have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

ITEM 23. EXHIBITS.

(a)			Conformed copy of Declaration of Trust of the Registrant; 2

	(i	)	Amendment No. 1 to Declaration of Trust; 2

	(ii	)	Certificate of Amendment dated May 16, 2003; filed herewith;

(b)			By-Laws of the Registrant; 2

(c)			Not applicable.

(d)	(i	)	Investment Sub-Advisory Agreement dated April 25, 2003, between Deutsche Asset Management, Inc., and Northern Trust Investments, Inc. on behalf of the Registrant dated April 25, 2003; filed herewith

	(ii	)	Investment Advisory Agreement dated April 25, 2003 between Equity 500 Index Portfolio and Deutsche Asset Management, Inc. dated April 25, 2003; filed herewith

(f)			Not applicable.

(g)			Custodian Agreement between the Registrant and State Street Bankers Trust Co. dated April 1, 2003; filed herewith;

(h)			Administration Agreement between the Registrant and Investment Company Capital Corp. dated July 1, 2001; 7

	(i	)	Exclusive Placement Agent Agreement dated August 19, 2002 between Registrant and Scudder Distributors; +

	(ii	)	Copy of Exhibit A to Exclusive Placement Agent Agreement; +

	(iii	)	Expense Limitation Agreement dated April 30, 2001 among Registrant, Bankers Trust Company, Deutsche Asset Management, Inc., BT Institutional Funds, Cash Management Portfolio, Treasury Money Portfolio, International Equity Portfolio and BT Investment Portfolios; 6

	(iv	)	Expense Limitation Agreement dated April 30, 2001, among Registrant, Deutsche Asset Management, Inc., BT Pyramid Mutual Funds, Cash Management Portfolio, Asset Management Portfolio and BT Investment Portfolios; 6

	(v	)	Expense Limitation Agreement dated April 25, 2003 among BT Institutional Funds, Equity 500 Index Portfolio, Deutsche Asset Management, Inc. and Investment Company Capital Corp.; filed herewith

	(vi	)	Sub-Administration and Sub-Accounting Agreement between Registrant and State Street Bank and Trust Co. dated April 1, 2003; filed herewith;

(l)			Investment representation letters of initial investors; 1

(m)			Not applicable.

(n)			Not applicable.

(o)			Not applicable.

(p)	(i	)	Adviser Codes of Ethics dated February 1, 2004; filed herewith

	(ii	)	Northern Trust Corporation Code of Ethics dated January 2001, filed herewith

(q)			Power of Attorney; filed herewith

+	Previously filed.
1	Incorporated by reference to Registrant’s registration statement on Form N-1A (“Registration Statement”) as filed with the Securities and Exchange Commission (“Commission”) on June 9, 1992.
2	Incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement as filed with the Commission on April 26, 1996.
3	Incorporated by reference to Amendment No. 5 to Registrant’s Registration Statement as filed with the Commission on March 19, 1997.
4	Incorporated by reference to Amendment No. 6 to Registrant’s Registration Statement as filed with the Commission on June 2, 1997.
5	Incorporated by reference to Amendment No. 10 to Registrant’s Registration Statement as filed with the Commission on April 28, 2000.
6	Incorporated by reference to Amendment No. 11 to Registrant’s Registration Statement as filed with the Commission on April 30, 2001.
7	Incorporated by reference to Amendment No. 12 to Registrant’s Registration Statement as filed with the Commission on April 30, 2002.
8	Incorporated by reference to Amendment No. 13 to Registrant’s Registration Statement as filed with the Commission on May 1, 2003.

ITEM 24. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

None.

ITEM 25. INDEMNIFICATION.

Incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement as filed with the Commission on April 26, 1996.

ITEM 26. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

During the last two fiscal years, no director or officer of Deutsche Asset Management, Inc. (File No. 801-27291) has engaged in any other business, profession, vocation or employment of a substantial nature other than that of the business of investment management and, through affiliates, investment banking.

Item 27. Principal Underwriters.

(a)	Scudder Distributors, Inc., acts as exclusive placement agent for shares of the Registrant and acts as principal underwriter for certain registered open-end management investment companies and exclusive placement agent for certain other master portfolios managed by Deutsche Investment Management Americas Inc. and Deutsche Asset Management, Inc.

(b)	Information on the officers and directors of Scudder Distributors, Inc., principal underwriter for the Registrant, is set forth below. The principal business address is 222 South Riverside Plaza, Chicago, Illinois 60606.

(1) Name and Principal Business Address	(2) Position and Offices with Distributor	(3) Positions and Offices with Registrant
Thomas F. Eggers 345 Park Avenue New York, NY 10154	Chairman and Director	None

Jonathan R. Baum 345 Park Avenue New York, NY 10154	Chief Executive Officer, President and Director	None
Michael L. Gallagher 222 South Riverside Plaza Chicago, IL 60606	Vice President and Director	None

John W. Edwards, Jr. 60 Wall Street New York, NY 10005-2858	Chief Financial Officer and Treasurer	None
C. Perry Moore 222 South Riverside Plaza Chicago IL 60606	Chief Operating Officer and Vice President	None

Caroline Pearson Two International Place Boston, MA 02110-4103	Secretary	Assistant Secretary

Linda J. Wondrack Two International Place Boston, MA 02110-4103	Vice President and Chief Compliance Officer	None

Robert Froelich 222 South Riverside Plaza Chicago, IL 60606	Vice President	None

M. Patrick Donovan Two International Place Boston, MA 02110-4103	Vice President	None

Kenneth P. Murphy Two International Place Boston, MA 02110-4103	Vice President	Vice President and Anti-Laundering Compliance Officer

Philip J. Collora 222 South Riverside Plaza Chicago, IL 60606	Assistant Secretary	None

(c)	Not applicable.

ITEM 28. LOCATION OF ACCOUNTS AND RECORDS.

Registrant:	One South Street Baltimore, MD 21202

Advisor:	Deutsche Asset Management, Inc. 345 Park Avenue New York, NY 10154

Custodian:	State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110

Administrator and Transfer Agent:	Investment Company Capital Corp. One South Street Baltimore, MD 21230

Sub-Transfer Agency and Sub-Dividend Distribution Agent:	DST 127 West 10th Street Kansas City, MO 64105

Placement Agent:	Scudder Distributors, Inc. 222 South Riverside Plaza Chicago, IL 60606

ITEM 29. MANAGEMENT SERVICES.

Not Applicable.

ITEM 32. UNDERTAKINGS.

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, SCUDDER EQUITY 500 INDEX PORTFOLIO has duly caused this amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Baltimore and the State of Maryland on the 26th day of April, 2004.

SCUDDER EQUITY 500 INDEX PORTFOLIO

By:	/s/ Richard T. Hale

Richard T. Hale Chief Executive Officer